FOR RELEASE JANUARY 22, 2008 at 7:30 a.m. ET

Palatin Technologies Announces Litigation Settlement
With Competitive Technologies

CRANBURY, NJ – January 22, 2008 – Palatin Technologies, Inc. (AMEX: PTN) announced today that it entered into an agreement to settle all outstanding litigation and disputes with Competitive Technologies, Inc. (AMEX: CTT) related to a license agreement between the companies. Under the terms of the settlement, Palatin retains all rights to bremelanotide, its peptide in clinical development for male erectile dysfunction and female sexual dysfunction, with no obligations for any future payments to Competitive Technologies.

Both the pending arbitration initiated by Competitive Technologies and the action in Connecticut Superior Court will be dismissed with prejudice. The existing license agreement between Palatin and Competitive Technologies has been terminated, with Competitive Technologies receiving all rights to a peptide developed at the University of Arizona and called MT-II or PT-14, which Palatin ceased developing in 2000. As part of the settlement, Palatin remitted a one-time payment to Competitive Technologies of $800,000.

“We are pleased that Palatin’s full rights to bremelanotide are no longer in question,” stated Carl Spana, Ph.D., President and Chief Executive Officer of Palatin. “Facing significant legal costs in the coming months in preparation for the actual arbitration hearing and removing the uncertainty inherent in litigation were the driving factors for Palatin to settle this ongoing dispute. With this favorable outcome and the matter now behind us, we look forward to continuing to develop bremelanotide and our other product candidates.”

Palatin owns patents, issued in the United States and foreign countries, which claim bremelanotide and use of bremelanotide in treating sexual dysfunction. Palatin’s United States patents for bremelanotide do not expire until 2020 or later.

About Palatin Technologies, Inc.
Palatin Technologies, Inc. is a biopharmaceutical company focused on discovering and developing targeted, receptor-specific small molecule and peptide therapeutics. The Company’s internal research and development capabilities, anchored by its proprietary MIDAS™ technology, are fueling product development. Palatin’s strategy is to develop products and then form marketing collaborations with industry leaders in order to maximize their commercial potential. The Company currently has collaborations with AstraZeneca and the Mallinckrodt division of Covidien. For additional information regarding Palatin, please visit Palatin Technologies’ website at http://www.palatin.com.

Forward-looking Statements
Statements about the Company’s future expectations, including statements about its development programs, proposed indications for its product candidates, pre-clinical activities, marketing collaborations, and all other statements in this document other than historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section

21E of the Securities Exchange Act of 1934 and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements shall be subject to the safe harbors created thereby. Palatin’s actual results may differ materially from those discussed in the forward-looking statements for various reasons, including, but not limited to the Company’s ability to fund development of its technology, ability to establish and successfully complete clinical trials and pre-clinical studies and the results of those trials and studies, dependence on its partners for certain development activities, need for regulatory approvals and commercial acceptance of its products, ability to recommence marketing and gain commercial acceptance of NeutroSpec®, ability to protect its intellectual property, and other factors discussed in the Company’s periodic filings with the Securities and Exchange Commission. The Company is not responsible for updating for events that occur after the date of this press release.

Contacts: For Palatin Technologies:	For Institutional Investors and Media:
Stephen T. Wills, CPA, MST	Carney Noensie
EVP-Operations / Chief Financial Officer	Burns McClellan
(609) 495-2200/info@palatin.com	(212) 213-0006/cnoensie@burnsmc.com